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                      April 14, 2022

       Bill W. Wheat
       Executive Vice President and Chief Financial Officer
       D. R. Horton, Inc.
       1341 Horton Circle
       Arlington, TX 76011

                                                        Re: D. R. Horton, Inc.
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2021
                                                            Filed November 18,
2021
                                                            File No. 001-14122

       Dear Mr. Wheat:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction